UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 8, 2014 (September 4, 2014)

CM FINANCE INC

(Exact Name of Registrant as Specified in Charter)

Maryland	1-36300	46-2883380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Lexington Avenue, 26th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 257-5199

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 4, 2014, Anthony Scire will no longer serve as Interim Chief Financial Officer and Treasurer of CM Finance Inc (the “Company”).

On September 4, 2014, the Board of Directors of the Company appointed Jai Agarwal to the position of Chief Financial Officer and Treasurer of the Company, effective immediately. Mr. Agarwal has served as Chief Financial Officer of CM Investment Partners LLC since April 2014. As currently none of the Company’s executive officers are compensated by the Company, Mr. Agarwal will not receive compensation from the Company in his capacity as Chief Financial Officer and Treasurer. The compensation paid to the Company’s Chief Financial Officer is set by the Company’s administrator, CM Investment Partners LLC, and is subject to reimbursement by the Company with respect to the allocable portion of such compensation for services rendered to the Company.

Mr. Agarwal, age 39, joined CM Investment Partners LLC, the Company’s investment adviser, as Chief Financial Officer in April 2014. Prior to joining CM Investment Partners LLC, Mr. Agarwal was a Senior Vice President at The Blackstone Group, a global investment and advisory firm, in its Real Estate Debt Strategies group from December 2012 to February 2014, where he was involved in financial reporting and investor reporting. Prior to that, Mr. Agarwal served as the Director of Finance and Accounting at Capital Trust, Inc. (now Blackstone Mortgage Trust, Inc. (NYSE: “BXMT”)), a commercial real estate investment trust, investment manager and rated special servicer from October 2008 to December 2012. From 2000 until 2007, Mr. Agarwal worked as Vice President and Assistant Controller and in other finance roles at iStar Financial, Inc. (NYSE: “STAR”), a finance and investment company focused on the commercial real estate industry. Mr. Agarwal received a BA from University of Mumbai and is a licensed Certified Public Accountant in New York.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CM FINANCE INC

Date: September 8, 2014	By:	/s/ Michael C. Mauer
	Name:	Michael C. Mauer
	Title:	Chief Executive Officer